Exhibit 99.1

201 Technology Drive • Irvine • California • 92618
Telephone:  (949) 450-5400
Facsimile:     (949) 450-5300
Email: IR@endocare.com
Website: www.endocare.com

FOR RELEASE October 31, 2007 at 6:00 am (EDT)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	Michael R. Rodriguez, CFO
(949) 474-4300	(949) 474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	(949) 450-5400
www.allencaron.com	www.allencaron.com	www.endocare.com
ENDOCARE REPORTS 2007 THIRD QUARTER AND NINE-MONTH RESULTS
Nine Percent Year-Over-Year Revenue Growth
Margins Exceed 70 Percent
IRVINE, CA (October 31, 2007) . . . Endocare, Inc. (NASDAQ: ENDO), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, reported today that continued year-over-year growth in cryoablation procedures and increased gross margins resulted in a reduction in operating loss in the third quarter ended September 30, 2007.
Third Quarter Results
     The estimated number of domestic cryoablation procedures performed grew 25 percent to 2,353 from 1,883 in the prior year period. Endocare Chairman, CEO and President Craig T. Davenport said, “It was a strong summer quarter both in terms of solid sales and operational efficiencies. As expected, year-over-year procedure growth remained robust despite, as in prior years, showing the sequential impacts of seasonality.”
     Total revenues for the 2007 third quarter were $7.3 million, compared to $6.7 million in the 2006 third quarter. The 9.3 percent increase in revenues indicates that the business model shift away from service fees to disposable product sales is almost complete. The Company believes that revenue growth will continue to track more closely with procedure growth.
     Davenport said, “The Company’s decision in 2005 to migrate away from being a service provider and move toward a more conventional medical device sales model again resulted in improved margins, increased gross profit dollars and improved bottom-line results for the quarter. As stated in the past, this revenue mix shift has had a short-term effect of reducing revenue growth in prior periods. However, we believe this business model change will ultimately make Endocare a more scalable and profitable business following the transition, as these results demonstrate.”
     The transition in product mix and reductions in manufacturing costs continued to have a positive impact on gross margins, which increased to 70.4 percent compared to 60.0 percent in the 2006 third quarter and up sequentially from 65.7 percent in the second quarter of 2007. Operating expenses (which exclude the effects of a litigation settlement) for the 2007 third quarter were $7.1 million, compared to $7.5 million in the 2006 third quarter and $7.6 million in the second quarter of this year.
     Net loss in the third quarter of 2007 was $984,000, or $0.08 loss per share. This compares to a loss of $2.1 million, or $0.21 loss per share, in the corresponding 2006 period.
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ENDOCARE REPORTS 2007 THIRD QUARTER AND NINE-MONTH RESULTS
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     Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which excludes FASB 123R stock compensation expense, was positive for the first time at $657,000 for the 2007 third quarter as compared to a loss of $3.0 million for the third quarter of 2006. Included in the 2007 third quarter were approximately $1.1 million in positive adjustments associated with a litigation settlement and the reversal of certain reserves taken in prior periods. A reconciliation of the differences between the GAAP net losses and adjusted EBITDA is included in an accompanying table.
     Chief Financial Officer Michael R. Rodriguez said, “Financial metrics again improved in the third quarter as we continued to find ways to control costs and as our gross margins reflect the improvements related to manufacturing cost reductions and a revenue mix shift that is almost complete. While we are still identifying ways to enhance those metrics, and the quarter was positively impacted by the nonrecurring items referred to above, it was gratifying to reach positive adjusted EBITDA and to have generated positive cash flows during the period. As we indicated previously, our internal goal is to reach adjusted EBITDA positive territory as we exit 2007 and on a sustained quarterly basis beginning at some point in the first half of 2008.”
     The balance sheet as of September 30, 2007 showed cash and cash equivalents of $7.6 million, total assets of $22.0 million and total stockholders’ equity of $11.3 million. Cash increased in the 2007 third quarter by $324,000.
Conference Call
     As previously announced, Endocare will host a conference call today, October 31, 2007, to discuss the Company’s results for its third quarter ended September 30, 2007. The call will take place at 11:00 a.m. (Eastern) and will be broadcast live over the Internet. Web participants are encouraged to go to the Company’s website (www.endocare.com/investors/webcasts.php) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately following the conference call at www.endocare.com/investors/webcasts.php.
Use of Non-GAAP Financial Measures
     The Company uses, and this press release contains and the related conference call will include, the non-GAAP metric of adjusted EBITDA. The calculation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and also excluding FASB 123R stock compensation expense, collectively “adjusted EBITDA”) has no basis in GAAP. The Company’s management believes that this non-GAAP financial measure provides useful information to investors, permitting a better evaluation of the Company’s ongoing and underlying business performance, including the evaluation of its performance against its competitors in the healthcare industry. Management uses this non-GAAP financial measure for purposes of its internal projections and to evaluate the Company’s financial performance.
     Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in conformity with GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. A complete reconciliation of this non-GAAP financial measure for the applicable periods to the most directly comparable GAAP measures is presented in an accompanying table.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the
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ENDOCARE REPORTS 2007 THIRD QUARTER AND NINE-MONTH RESULTS
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development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver.
     Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including, without limitation, our internal goal of achieving adjusted EBITDA positive operations as described above. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, the following items: the Company may incur significant expenses in the future as a result of the Company’s obligation to pay legal fees for and otherwise indemnify former officers and former directors in connection with the ongoing investigations and legal proceedings involving them; uncertainty relating to third party reimbursement; the Company has a limited operating history with significant losses and losses may continue in the future; the Company may require additional financing to sustain its operations and without it the Company may not be able to continue operations; the sale of the Company’s common stock to Fusion Capital may cause dilution, and the sale of the shares of common stock acquired by Fusion Capital or Frazier Healthcare Ventures could cause the price of the Company’s common stock to decline; the Company’s business may be materially and adversely impacted by the loss of the Company’s largest customer or the reduction, delay or cancellation of orders from this customer or if this customer delays payment or fails to make payment; the Company may be required to make state and local tax payments that exceed the Company’s settlement estimates; uncertainty regarding the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; the risk that intense competition and rapid technological and industry change may make it more difficult for the Company to achieve significant market penetration; and uncertainty regarding the ability to secure and protect intellectual property rights relating to the Company’s technology. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason.
TABLES FOLLOW

ENDOCARE REPORTS THIRD QUARTER 2007 RESULTS
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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended Sept. 30,
	2007	2006

Total revenues	$7,326	$6,700

Costs and expenses:
Cost of revenues	2,171	2,677
Research and development	699	581
Selling and marketing	3,500	3,725
General and administrative	2,881	3,196
Litigation settlement, net of related legal fees	(677)	—

Total costs and expenses	8,574	10,179

Loss from operations	(1,248)	(3,479)
Interest expense related to common stock warrants	—	1,245
Interest income, net	264	85

Net loss	$(984)	$(2,149)

Net loss per share — basic and diluted:	$(0.08)	$(0.21)

Weighted average shares of common stock outstanding:	11,595	10,058
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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Nine Months Ended Sept. 30,
	2007	2006

Total revenues	$22,773	$20,870

Costs and expenses:
Cost of revenues	7,506	9,699
Research and development	1,935	2,067
Selling and marketing	11,362	11,398
General and administrative	9,556	9,262
Litigation settlement, net of related legal fees	(677)	—

Total costs and expenses	29,682	32,426

Loss from operations	(6,909)	(11,556)
Interest expense related to common stock warrants	—	2,941
Interest income, net	402	434

Loss from continuing operations before taxes	(6,507)	(8,181)
Tax benefit on continuing operations	—	151

Loss from continuing operations	(6,507)	(8,030)
Income from discontinued operations	—	245

Net loss	$(6,507)	$(7,785)

Net loss per share — basic and diluted:
Continuing operations	$(0.59)	$(0.80)
Discontinued operations	—	0.02

Weighted average shares of common stock outstanding:	10,947	10,054
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ENDOCARE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION, AMORTIZATION AND STOCK COMPENSATION EXPENSE
(“ADJUSTED EBITDA”)
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

GAAP net loss from continuing operations	$(984)	$(2,149)	$(6,507)	$(8,181)

Add:
Depreciation	136	231	463	770
Amortization of intangibles	125	138	410	417
Less: (Negative) interest expense	24	(1,330)	135	(3,375)

Subtotal	(699)	(3,110)	(5,499)	(10,369)

Add: Stock compensation expense	1,356	128	2,982	1,986

Adjusted EBITDA	$657	$(2,982)	$(2,517)	$(8,383)

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ENDOCARE REPORTS THIRD QUARTER 2007 RESULTS
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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for per share data)

	Sept. 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,569	$1,811
Accounts receivable, net	3,581	4,161
Inventories, net	2,702	2,260
Prepaid expenses and other current assets	3,183	1,284

Total current assets	17,035	9,516

Property and equipment, net	769	1,040
Intangibles, net	3,203	3,613
Investments and other assets	988	2,077

Total assets	$21,995	$16,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,173	$3,393
Accrued compensation	3,258	3,000
Other accrued liabilities	3,170	3,594
Line of credit	880	—

Total current liabilities	10,481	9,987

Common stock warrants	—	1,307
Deferred compensation	237	74

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 11,595 and 10,226 issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	12	10
Additional paid-in capital	198,586	181,310
Accumulated deficit	(187,321)	(176,442)

Total stockholders’ equity	11,277	4,878

Total liabilities and stockholders’ equity	$21,995	$16,246

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